CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Milestone Treasury Obligations Fund with respect to the filing of the Prospectus and Statement of Additional Information for Milestone Treasury Obligations Fund, a series of AdvisorOne Trust.

/s/Tait, Weller & Baker LLp

Philadelphia, Pennsylvania

March 18, 2015